                                                                    Exhibit 99.1

Press Release
SOURCE: CTI Group (Holdings) Inc..

                        CTI Group Reports 1Q 2003 Results

            INDIANAPOLIS--May 14, 2003--CTI Group (Holdings) Inc., (OTCBB:CTIG), a worldwide provider of billing management and data management software and services, reported revenues of $2.8 million for the quarter ending March 31, 2003, compared to $3.1 million in the same period last year. The reduction in revenue was primarily associated with the impact of a contract renewal with a major customer that required a reduced revenue rate structure.
            The Company reported a net loss of $483K or $0.02 cents per share loss for the quarter. The loss for the same three-month period last year was $460K or $0.02 per share. Offsetting the reduced revenue were lower general, administrative and sales expenses realized after combining three formerly separate administrative structures.
            "I believe that our continued focus on cost containment and strong relationships with current customers, coupled with an expansion strategy to take our high volume transactions analysis expertise to new markets, position CTI Group well in an uncertain marketplace," said Brad Houlberg, CEO, CTI Group.

About CTI Group
CTI Group (Holdings) Inc. is a premier, worldwide provider of next-generation billing management, telemanagement and data management software and services for communications service providers and their corporate customers. CTI Group's SmartBill(R), Proteus(TM) and MagnaFlex(R) offer a full array of solutions for traffic analysis, mediation, post-billing call analysis, and customer care and billing. CTI Group's products are in daily use by some of the top service providers in North America and the United Kingdom, and play a trusted role in managing telephony costs at major corporations around the world. Headquartered in Indianapolis, CTI Group maintains overseas offices in London. For more information, please visit CTI Group's website at www.ctigroup.com.

Safe Harbor Statement
         This release may contain "forward-looking" statements. Examples of forward-looking statements include, but are not limited to: (a) projections of revenue, capital expenditures, growth, prospects, dividends, capital structure and other financial matters; (b) statements of plans and objectives of the Company or its management or Board of Directors; (c) statements of future economic performance; (d) statements of assumptions underlying other statements and statements about the Company and its business relating to the future; and
(e) any statements using the words "could", "should", "anticipate", "expect", "may", "project", "intend" "will" or similar expressions. The Company's ability to predict projected results or the effect of events on the Company's operating results is inherently uncertain. Forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those discussed in this document. In addition to information provided elsewhere in this document, shareholders should consider the following: the risk that the Company will not be able to attract and retain customers to purchase its products, the risk that the Company will not be able to commercialize and market products; results of research and development; technological advances by third parties; competition; future capital needs of the Company; history of operating losses; dependence upon key personnel and general economic and business conditions. Readers are referred to documents filed by CTI Group with the U.S. Securities and Exchange Commission, including the Form 10-KSB for its most recent fiscal year ended December 31, 2002 and the Form 10-QSB for the quarter ending March 31, 2003.

                                      # # #